Press Release	Source: Petrol Oil and Gas, Inc.

Petrol Oil and Gas Completes Debt Facility of up to $50 Million to Support Drilling Program

Wednesday November 2, 8:00 am ET

Funding Expected to Significantly Increase Petrol's Production

LAS VEGAS--(BUSINESS WIRE)--Nov. 2, 2005--Petrol Oil and Gas, Inc. (OTCBB:POIG - News) announced today that it has entered into an agreement with Laurus Master Fund, which will provide debt financing of up to $50 million to support Petrol's expanded drilling program. Under the Agreement, $10 million was escrowed today, the release of which is pending completion of certain closing requirements. The proceeds will be used to drill and develop Petrol's Coal Bed Methane (CBM) gas fields in eastern Kansas as well as to install a gas gathering pipeline and processing system in the production areas.

"This financing represents a milestone event for our stockholders," said Paul Branagan, Petrol's Chairman and CEO. "We have spent the past year acquiring a portfolio of promising prospects and testing the production capacity of these Cherokee group coal beds. This financing will enable us to greatly expand our drilling activities and when this new production begins it will substantially augment the existing cash flow from our current production. We are gratified that Laurus, already an existing investor, has agreed to significantly increase its investment in Petrol."

The notes will bear interest at 3.75% above the prime rate, with a minimum interest rate of 10%. Laurus will receive a 3% royalty interest on portions of Petrol's existing Mineral acreage, in addition to a first priority lien on all of Petrol's and its subsidiaries assets. Petrol also issued to Laurus five-year warrants to purchase one million shares of Petrol's common stock at $2.00 per share. The additional $40 Million facility is subject to the discretion of Laurus and the satisfaction of certain requirements by Petrol.

Forward-Looking Statement: The statements in this press release regarding the Laurus debt facility, actual and anticipated market conditions, any implied or perceived benefits from the Laurus facility and/or Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, total funds available to Petrol under the Laurus facility, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements Petrol makes in this news release include market conditions and those set forth in reports or documents Petrol files from time to time with the SEC. Petrol undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the Laurus financing agreements will be filed as exhibits to a Form 8-K, which will be available through the SEC's website (www.sec.gov).

Contact:

Petrol Oil and Gas, Inc.
Investor Information, 702-454-7318
www.petroloilandgas.com
or
CEOcast, Inc. for Petrol Oil and Gas
Ed Lewis, 212-732-4300, Ext. 225